Exhibit 15.1

     Letter of Acknowledgment Re:  Unaudited Financial Information

The Board of Directors
LSB Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-8302) pertaining to the 1981 and 1986
Stock Option Plans, the Registration Statement (Form S-8 No. 333-58225) pertaining to the 1993 Stock Option and Incentive Plan, the Registration Statements (Forms S-8 No. 333-62831, No. 333-62835, No. 333-62839,
No. 333-62843, and No. 333-62841) pertaining to the registration of an aggregate of 225,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for various employees and the Registration Statement (Form S-3 No. 33-69800) of LSB Industries, Inc. and in the related Prospectuses of our report dated May 30, 2000, relating to the unaudited condensed consolidated interim financial statements of LSB Industries, Inc. which are included in its Form
10-Q for the quarter ended March 31, 2000.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                    ERNST & YOUNG LLP

Okahoma City, Oklahoma
May 30, 2000